UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C
INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934

☒	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by
Rule 14(c)-5(d)(2))
☐	Definitive Information Statement

Perpetual Technologies,  Inc.
(Name of the Registrant as Specified in its Charter)

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1.	Title of each class of securities to which transaction applies:

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☐	Fee paid previously with preliminary materials.
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Check box is any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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INFORMATION STATEMENT

February _ , 2010

PERPETUAL TECHNOLOGIES, INC.

GENERAL

This Information Statement is being distributed to the holders of record of common stock, par value $.001 per share, of Perpetual Technologies, Inc., a Delaware corporation (the "Company" or “we”’), at the close of business on February 12, 2010 (the "Record Date") under Rule 14c-2 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

The Information Statement advises shareholders of the following actions taken and approved on February 12, 2010 by the board of directors and the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote thereon were present and voted:

●	to change our name to China Filtration Technology, Inc.; and

●	to authorize the board of directors to effect a one for five (1:5) reverse stock split of the outstanding shares of common stock.

These corporate actions will become effective on the filing of a certificate of amendment to our certificate of incorporation with the Secretary of State of Delaware which filing will occur at least 20 days after the date of the mailing of this Information Statement to our shareholders.

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF SHAREHOLDERS AND NO STOCKHOLER MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Introduction

On February 12, 2010, we entered into a reverse merger transaction in which we (i) consummated a share exchange transaction with the shareholders of Hong Hui Holdings Limited, a British Virgin Islands company (“Hong Hui”), whereby we issued an aggregate of 72,551,020 shares of our common stock in exchange for all of the issued and outstanding stock of Hong Hui held by the shareholders of Hong Hui, and (ii) consummated the closing of a private financing in which we issued secured convertible notes, in the aggregate principal amount of $4.14 million, and warrants (which become exercisable on certain events).

As a result of the share exchange transaction, Hong Hui became our wholly-owned subsidiary, and Foshan SLP Special Materials Co, Ltd. (“Foshan”), a limited liability company organized under the laws of the People’s Republic of China (the “PRC”) and a indirect wholly-owned subsidiary of Hong Hui, became our indirect wholly-owned subsidiary. Foshan is engaged in the manufacture and sale, and the research and development, of advanced spun-bond PET (polyester) non-wovens in the PRC. As a result of the share exchange transaction, we ceased being a shell company as such term is defined in Rule 12b-2 under the Exchange Act and we are now engaged in the manufacture and sale, and research and development of advanced spun-bond PET (polyester) non-wovens.

Immediately prior to the share exchange, 12,640,000 shares of common stock held by a number of our shareholders were surrendered for cancellation in exchange for $40,000 in cash paid by Joseph Nemelka, at which time our two former directors, Joseph Nemelka and Seth Winterton, appointed Jie Li and Chris Bickel, as directors and immediately thereafter resigned themselves as our directors and officers. On February 12, 2010, our new directors, Jie Li and Chris Bickel approved the share exchange and appointed Jie Li as chief executive officer, Ting (Maggie) Wang as chief financial officer, Law Wawai as president of sales and a director, Shijun Zeng, chief technology officer, Wei Yang as secretary, and Li Jun as a director and approved the reverse merger and private financing.

The reverse split and name change were approved by the holders of a majority of our common stock on February 12, 2010.

For additional information concerning the transactions relating to the reverse merger, the related transactions and the business of Foshan, see Items 1.01 and 2.01 of our Current Report on Form 8-K filed with the SEC on February 12, 2010.

Set forth below is our corporate structure:

Change in Control

Immediately prior to the share exchange, 12,640,000 shares of common stock held by a number of our shareholders were surrendered for cancellation in exchange for $40,000 in cash paid by Joseph Nemelka, at which time our two former directors, Joseph Nemelka and Seth Winterton, appointed Jie Li and Chris Bickel, as directors and immediately thereafter resigned themselves as our directors and officers. Consequently, there was a change in control of our board of directors at that time. The new board then proceeded to approve the share exchange and appointed new officers and directors.

On December 24, 2009, we filed an Information Statement on Schedule 14f with the SEC relating to a potential change in control of our board of directors containing the information required under Rule 14f-1 of the Exchange Act.

THE NAME CHANGE

The board of directors adopted and the majority shareholders approved the propose filing of the Certificate of Amendment to change our corporate name from Perpetual Technologies, Inc. to China Filtration Technology, Inc. The new corporate name more closely identifies us with our business and operations in the PRC.

THE REVERSE SPLIT

At the time of the reverse split, holders of outstanding shares of common stock will receive one share of post-reverse split common stock for each five shares of pre-reverse split common stock held as of the close of business on the date the Certificate of Amendment is filed. No fractional shares of common stock will be issued in connection with the reverse split. All fractional share amounts resulting from the reverse split will be rounded up to the next whole new share. In connection with the reverse split, the board of directors, in its sole discretion, may provide special treatment to shareholders to preserve round lot holders (i.e., holders owning at least 100 shares) after the reverse split. In the event the board determines to provide such special treatment, shareholders holding 500 or fewer shares of common stock, but at least 250 shares of common stock, will receive 100 shares of common stock after the reverse split, and persons holding less than 250 shares of Common Stock would continue to receive no shares. The terms and conditions of special treatment afforded to our shareholders to preserve round lot shareholders, if any, including the record dates for determining which shareholders may be eligible for such special treatment, will be established at the discretion of the board of directors.

Authorization by the Board of Director and Majority Shareholders

Pursuant to our bylaws and Section 228 of the Delaware General Corporation Law (“DGCL”), any action which may be taken at any annual or special meeting of shareholders may be taken without a meeting and without prior notice, if one or more shareholders consents in writing, setting forth the action so taken, and such written consent is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote thereon were present and voted. Each share of common stock is entitled to one vote per share on any matter which may properly come before the shareholders.

On February 12, 2010, (i) the board of directors, by unanimous written consent in lieu of a meeting as set forth on Exhibit A attached hereto, and (ii) the holders of approximately 56% of our total outstanding voting stock on such date by written consent as set forth on Exhibit B attached hereto, authorized the filing of the Certificate of Amendment. As of the close of business on February 12, 2010, there were 75,818,571 shares of our common stock outstanding.

Accordingly, we have obtained all necessary approvals in connection with the filing of Certificate of Amendment and are furnishing this Information Statement solely for the purpose of informing shareholders of the reverse merger and the name change, in the manner required under the Exchange Act, before the Certificate of Amendment effectuating these corporate actions may be filed.

Effective Date

The reverse split and the name change will become effective immediately upon the filing of the Certificate of Amendment with the Office of the Secretary of State of Delaware. The filing will be made at least 20 days after the date this Information Statement is first mailed to our shareholders. At the time of filing, all then outstanding shares of our common stock will be converted, without any action on the part of the shareholders, into a new lesser number of shares of common stock in accordance with the ratio of 1 new post-split share for each five shares owned immediately prior to the reverse split, except that an additional new share will be issued for each fractional share resulting from the reverse split and subject to the board of directors, in its discretion, taking the action necessary to preserve round lot holders described above.

Reasons for the Reverse Split

The reverse split is being effected to reduce the number of our outstanding shares of common stock outstanding.

As of the date of this Information Statement, there is no trading market for our common stock.

As of February 12, 2010, our common stock was held by 225 holders of record.

Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of our board of directors or contemplating a tender offer or other transaction for the combination of our company with another company), we are not proposing the reverse stock split in response to any effort of which we are aware to accumulate any of our shares or obtain control of our company. Our Board does not currently contemplate recommending the adoption of any other proposals that could be construed to affect the ability of anyone to take over or change the control of our company.

Effects of the Reverse Split

Voting Rights.

Holders of our common stock will continue to have one vote for each share of common stock owned after the reverse split. Consequently, the voting and other rights of the holders of the common stock will not be affected by the reverse split, other than as a result of the treatment of fractional shares and actions which the board of directors may undertake to preserve round lot holders, described above.

Number of Shareholders; Par Value and Authorized Shares.

The number of shareholders of record will not be affected by the reverse split (except that non round lot holder will be eliminated). The par value and authorized number of shares of common stock under our certificate of incorporation will remain the same following the effective time of the reverse split.

Number of Shares Outstanding.

The number of shares of common stock issued and outstanding will be reduced following the effective time of the reverse split from 75,818,571 to 15,163,714. As a result of the reverse split, each 5 shares of common stock owned before the effective time of the reverse split will be converted automatically into one share of common stock, without any action on the part of the shareholders, subject to adjustment for fractional shares.

All fractional share amounts resulting from the reverse split will be rounded up to the next whole new share. In connection with the reverse split, the board of directors, in its discretion, may provide special treatment to certain shareholders to preserve round lot holders (i.e., holders owning at least 100 shares) after the reverse split. In the event the board of directors determines to provide such special treatment, shareholders holding 500 or fewer shares of common stock, but at least 250 shares of common stock will receive 100 shares of common stock after the reverse split, and persons holding less than 250 shares of common stock would no longer hold shares. The terms and conditions of special treatment afforded to our shareholders to preserve round lot shareholders, if any, including the record dates for determining which shareholders may be eligible for such special treatment, will be established in the discretion of the board of directors.

Public Status; Reporting Requirements.

The Company currently has no intention to go private, and the reverse split is not intended to be the first step in a “going private transaction” and will not have the effect of a going private transaction under Rule 13e-3 of the Exchange Act. Moreover, the reverse split will not increase the risk of the company becoming a private company in the future. We will continue to be subject to the periodic reporting requirements of the Exchange Act following the reverse split.

Issuance of Additional Shares.

The number of authorized shares of common stock will continue to be 200,000,000 after the reverse split. However, the number of authorized but unissued shares of common stock effectively will be increased significantly by the reverse split because the 75,818,571 shares of common stock outstanding prior to the reverse split, approximately 38% of the 200,000,000 authorized shares, will be reduced to approximately 15,163,714 shares, or approximately 8% of the 200,000,000 authorized shares of common stock. The issuance in the future of such additional authorized shares (including shares of common stock that will be issued upon the conversion of the notes or on exercise of the outstanding warrants) may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of common stock. The effective increase in the number of authorized, but unissued shares of common stock may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of the our certificate of incorporation or bylaws. Such a use of these additional authorized shares could render more difficult, or discourage, an attempt to acquire control of the company through a transaction opposed by the board of directors. At this time, other than for the conversion of the notes or the exercise of the warrants, the board of directors does not have plans to issue any shares of common stock resulting from the effective increase in the number of our authorized, but unissued shares resulting from the reverse split.

Federal Income Tax Consequences

We will not recognize any gain or loss as a result of the reverse split.

We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the Federal income tax consequences of the reverse split. The state and local tax consequences of the reverse split may vary significantly as to each stockholder, depending upon the jurisdiction in which such shareholder resides. Shareholders are urged to consult their own tax advisers to determine the particular consequences of the reverse split to them.

Distribution and Costs

We will pay the cost of preparing, printing and distributing this Information Statement. Only one Information Statement will be delivered to multiple shareholders sharing an address, unless contrary instructions are received from one or more of such shareholders. Upon receipt of a written request at the address noted above, we will deliver a single copy of this Information Statement and future shareholder communication documents to any shareholders sharing an address to which multiple copies are now delivered.

Absence of Dissenters’ Rights of Appraisal

Neither the adoption by the board of directors, nor the approval by the majority shareholder, of the reverse split or the name change provides shareholders any right to dissent and obtain appraisal of or payment for such shareholder's shares under Section 262 of the DGCL, the certificate of incorporation or the bylaws.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth, as of February 12, 2010, certain information with respect to the beneficial ownership of our common stock, by (i) any person or group with more than 5% of any class of voting securities, (ii) each director, (iii) our chief executive officer and each other executive officer whose cash compensation for the most recent fiscal year exceeded $100,000 and (iv) all executive officers and directors as a group. The table reflects the ownership of our equity securities by the foregoing parties before and after the 1 for 5 reverse stock split which will occur on the filing of a Certificate of Amendment with the Secretary of State of the State of Delaware which filing will be made no earlier than 20 days after the date the Information Statement on Schedule 14C is first mailed to the our shareholders.

Name and Address of Shareholder	Amount and Nature of Beneficial Ownership	Percent of Class (1) (2)	Amount and Nature of Beneficial Ownership	Percent of Class (1) (2)

	Pre Reverse Split (3)	Pre Reverse Split (3)	Post Reverse Split (3)	Post Reverse Split (3)
Owners of more than 5% of Class
Bestyield Group Limited (4)	21,765,305	28.7%	4,353,061	28.7%
Proudlead Limited (5)	21,765,305	28.7%	4,353,061	28.7%
Li Jun (6)	13,421,940	17.7%	2,684,388	17.7%
Pilot Link International Limited (7)	8,343,365	11%	1,668,673	11%
High Swift Limited (8)	5,441,325	7.2%	1,088,265	7.2%

Directors and officers (11)
Li Jie (chief executive officer and a director) (4)	21,765,305	28.7%	4,353,061	28.7%
Law Wawai (president of sale and a director) (5)	21,765,305	28.7%	4,353,061	28.7%
Ting (Maggie) Wang (chief financial officer)	0	-	0	-
Shijun Zeng (chief technology officer)	0	-	0	-
Wei Yang (secretary) (10)	3,627,550	4.8%	725,510	4.8%
Chris Bickel (director) (11)	1,453,776	1.9%	290,755	1.9
Li Jun (6) (director)	13,421,940	17.7%	2,684,388	17.7%
Directors and officers as a group (7 persons)	62,033,875	81.8%	12,406,775	81.88%

(1)    As of the close of business on February 12, 2010, there were 75,818,571 shares of our common stock outstanding.

(2)   In determining beneficial ownership of the common stock, the number of shares shown includes shares which the beneficial owner may acquire upon exercise of convertible securities, warrants or options which may be acquired within 60 days of February 12, 2010.   There are no such securities outstanding.   In accordance with Rule 13d-3 in determining the percentage of common stock owned by a person on February 12, 2010, (a) the numerator is the number of shares of the class beneficially owned by such person, including shares which the beneficial owner may acquire within 60 days upon conversion or  exercise of the warrants and other convertible securities, and (b) the denominator is the sum of (i) the total shares of that class outstanding on February 12, 2010, and (ii) the total number of shares that the beneficial owner may acquire upon conversion or exercise of other securities. Unless otherwise stated, each beneficial owner has sole power to vote and dispose of the shares.

(3)   A 1 for 5 reverse stock split will be effective on the filing of a certificate of amendment with the Secretary of State of the State of Delaware which filing will be made no earlier than 20 days after the date an Information Statement on Schedule 14C is first mailed to the our shareholders.  The Schedule 14C is being filed contemporaneously with the filing of this Current Report on Form 8-K.

(4)   Bestyield Group is a BVI company controlled by Li Jie our Chief Executive Officer.  Its address is PO Box 957 Offshore Incorporations Center, Road Town, Tortola, British Virgin Islands   Mr. Li has sole voting power with respect to the shares. Bestyield has guaranteed our obligations to the investors under the notes.  These shares have been pledged to secure the performance of that guaranty.

(5)    Proudlead Limited is a BVI company controlled by Law Wawai our president of sales and a director.  Its address is PO Box 957 Offshore Incorporations Center, Road Town, Tortola, British Virgin Islands.   Mr. Law has sole voting power with respect to the shares. Proudlead has guaranteed our obligations to the investors under the notes. These shares have been pledged to secure the performance of that guaranty.

(6)    Represents 11,608,164 shares held by Newise Holdings, a BVI company controlled by Li Jun, one of our directors.   Its address is PO Box 957 Offshore Incorporations Center, Road Town, Tortola, British Virgin Islands.   Mr. Jun has sole voting power with respect to the shares.  In addition, under the terms of an agreement between Foshan and United Best Investment Limited, a company controlled by Mr. Jun, United received, as a transaction fee following the closing of the share exchange agreement, 1,813,776 shares of our common stock.

(7)    Pilot Link International is a BVI company controlled by Li Shiyi and Yang Wei, PRC residents.  Its address is PO Box 957 Offshore Incorporations Center, Road Town, Tortola, British Virgin Islands.  Li Shiyi and Yang Wei have shared voting power with respect to the shares.

(8)    High Swift Limited is a BVI company controlled by Han Hung Yuk, a PRC resident.   Its address is PO Box 957 Offshore Incorporations Center, Road Town, Tortola, British Virgin Islands.  Mr. Han has sole voting power with respect to the shares.

(9)    The address of the directors and executive officers listed in the table is:  Perpetual Technologies, Inc. Shishan Industrial Park Nanhai District, Foshan City, Guangdong Province, PRC

(10)     Wei Yang is a co-owner of Pilot Link International Limited. Accordingly, she is a beneficial owner of a percentage of the 8,343,365 shares held by Pilot Link.

(11)   Chris Bickel is President of Primary Capital LLC, the placement agent in the private financing.  Under the terms of an agreement between Foshan and Primary capital, Primary received, at the closing of the share exchange agreement, 1,453,776 shares of our common stock.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors recommended that the majority shareholders approve the reverse split and the name change.

By order of the Board of Directors

/s/ Ji Lie
Ji Lie
Chief Executive Officer and director

Date: February 12, 2010

UNAMINOUS WRITTEN CONSENT
OF DIRECTORS OF BOARD OF DIRECTORS

OF

PERPETUAL TECHNOLOGIES, INC.

February 12, 2010

The undersigned, being all of the directors of the board of directors of Perpetual Technologies, Inc. (the “Board of Directors”), a corporation organized under the laws of the State of Delaware (the “Corporation”), hereby adopt the following resolutions pursuant to the bylaws of the Company and the Delaware General Corporation Law (“DGCL”), as if adopted at a meeting duly held, and expressly waive notice with respect thereto.

RESOLVED, that Article I of the Certificate of Incorporation of the Corporation be amended to read as follows:

“ARTICLE I - NAME

The name of the corporation (hereinafter called the “Corporation”) is “China Filtration Technology, Inc.”; and be it further

RESOLVED, that Article IV of the Certificate of Incorporation of the Corporation be amended by combining the outstanding shares of common stock of the Corporation on the basis that 5 of such shares of common stock shall become one (1) share of common stock without changing the par value of the shares of the Corporation (the “Reverse Split”); provided that no fractional shares of the Corporation shall be issued in connection with the Reverse Split and the number of shares to be received by a stockholder shall be rounded up to the nearest whole number of shares in the event that such stockholder would otherwise be entitled to receive a fractional share as a result of the Reverse Split; and be it further

RESOLVED, that the proper officers of the Corporation be, and they and each of them hereby are, authorized and empowered, in the name of the Corporation and on its behalf, to prepare and file with the Securities and Exchange Commission (the “Commission”) and distribute to the stockholders of the Corporation an Information Statement pursuant to Regulation 14C under the Exchange Act (the “Information Statement”) with respect to the change in the name of the Corporation to “China Filtration Technology, Inc.” and the reverse split, such Information Statement to be in such form as such officers, in their sole discretion, shall determine to be necessary, appropriate or desirable, in conformance with applicable laws, rules and regulations, any such determination to be conclusively evidenced by the preparation, signing, filing and distribution by such officers of the Information Statement; and be it further

RESOLVED, that the record date for determining shareholders to receive the Information Statement (the “Record Date”) be, and it is hereby, fixed as the close of business on February 12, 2010; and be it further

RESOLVED, that the proper officers of the Corporation be, and they and each of them hereby are, authorized and empowered, in the name of the Corporation and on its behalf, to execute and file with the Delaware Secretary of State an Amendment to the Certificate of Incorporation of the Corporation (the “Certificate of Amendment”) providing for the combination of the Corporation’s outstanding shares of stock on the basis that 5 of such shares of common stock shall become one (1) share of common stock, without changing the par value of the resulting shares; and be it further

RESOLVED, that the effective date of the Reverse Split be, and it hereby is, the date of filing of the Certificate of Amendment which shall be as soon as practicable following the 20th day following the date of the Information Statement is distributed to the shareholders; and be it further

RESOLVED, that the proper officers of the Corporation be, and they and each of them hereby are, authorized and empowered, in the name of the Corporation and on its behalf, to execute and deliver all such further documents, instruments and agreements, and to do all such further acts and things, as such officers, in their sole discretion, shall determine to be necessary, appropriate or desirable to effectuate the foregoing resolutions, any such determination to be conclusively evidenced by the execution and delivery by such officers of any such document, instrument or agreement or the doing by them of any such act or thing.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Written Consent as of the date first indicated above.

/s/ Li Jie
Li Jie, Director

/s/ Chris Bickel
Chris Bickel, Director

WRITTEN CONSENT

OF MAJORITY SHAREHOLDERS
OF

PERPETUAL TECHNOLOGIES, INC.

February 12, 2010

The undersigned, being the holders of a majority of the outstanding shares of common stock of perpetual Technologies, Inc. (the “Board of Directors”), a corporation organized under the laws of the State of Delaware (the “Company”), hereby adopt the following resolutions pursuant to the bylaws of the Company and Section 228 of the Delaware General Corporation Law (“DGCL”), as if adopted at a meeting duly held, and expressly waive notice with respect thereto.

RESOLVED, that the Certificate of Amendment to the Certificate of Incorporation of the Corporation in the form approved by the Board (the “Certificate of Amendment”) providing for (i) the change of the name of the Corporation to “China Filtration Technology, Inc.” and (ii) the combination of the Corporation’s outstanding shares of stock on the basis that 5 of such shares of common stock shall become one (1) share of common stock, without changing the par value of the resulting shares is hereby approved; and be it further

RESOLVED, that the proper officers of the Corporation be, and they and each of them hereby are, authorized and empowered, in the name of the Corporation and on its behalf, to execute and file with the Delaware Secretary of State the Certificate of Amendment; and be it further

RESOLVED, that the proper officers of the Corporation be, and they and each of them hereby are, authorized and empowered, in the name of the Corporation and on its behalf, to execute and deliver all such further documents, instruments and agreements, and to do all such further acts and things, as such officers, in their sole discretion, shall determine to be necessary, appropriate or desirable to effectuate the foregoing resolutions, any such determination to be conclusively evidenced by the execution and delivery by such officers of any such document, instrument or agreement or the doing by them of any such act or thing.

[Signature pages follow]

IN WITNESS WHEREOF, the undersigned have executed this Written Consent as of the date first indicated above.

Bestyield Group Limited

/s/ Li Jie
Li Jie

Proudlead Limited

/s/ Law Wawai
Law Wawai